Exhibit 23.02


                  Consent of Coopers & Lybrand L.L.P.




                  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Digital Link Corporation on Form S-8 for shares of common stock available for grant under the 1992 Equity Incentive Plan of our reports dated January 21, 1997, on our audits of the consolidated financial statements and financial statement schedule of Digital Link Corporation as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, appearing in the Company's 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.



COOPERS & LYBRAND L.L.P.







San Jose, California
May 27, 1997